ADMINISTRATION & TRANSFER AGENT AGREEMENT



                                                           October 26, 2007



Advance Capital Group, Inc.
One Towne Square, Ste. 444
Southfield, Michigan  48076

Dear Sirs:

     Advance Capital I, Inc., (the "Company"), a Maryland corporation herewith confirms its agreement with Advance Capital Group, Inc. ("ACG") as follows:

     The Company desires to employ the capital of its existing four portfolios with two share classes of the, Equity Growth Fund, the Balanced Fund, the Retirement Income Fund and the Core Equity Fund (the "Funds") by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Company's Articles of Incorporation and in the Funds' Prospectus as from time to time in effect, copies of which have been or will be submitted to ACG, and resolutions of the Company's Board of Directors. The Company desires to employ ACG as its administrator, transfer agent and dividend disbursing agent for the Funds.

1.   Services as Administrator

     Subject to the direction and control of the Board of Directors of the Company, ACG will (a) assist in maintaining office facilities (which may be in the offices of ACG or a corporate affiliate but shall be in such location as the Company shall reasonably determine); (b) furnish statistical and research data, clerical services, and stationery and office supplies;
(c) prepare for periodic distribution to shareholders listings of the Funds' portfolio securities; (d) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission required pursuant to Rule 24 f-2 under the Investment Company Act of 1940 (the "1940 Act"), Annual Reports on Form N-1R and Quarterly Reports on
Form N-1Q: (e) compile data for and prepare for execution and filing by the Company all the Company's federal and state tax returns and required tax filings other than those required to be made by the Company's custodian and transfer agent; (f) prepare compliance filings pursuant to state securities laws with the advice of the Company's counsel; (g) assist to the extent requested by the Company with the Company's preparation of the Annual and Semi-Annual Reports to Funds shareholders, the Registration Statements for the Funds (on Form N1-A or any replacement thereof) and proxy statements, shareholder reports and any other reports required by law; (h) keep and maintain the Funds' financial accounts and records and portfolio records; (i) compute daily the Funds' net asset value, net income and net capital gains in accordance with the Company's Board of Directors and (j) generally assist in the Funds' operations.

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2.   Services as Transfer Agent and Dividend Disbursing Agent

     Subject to the direction and control of the Board of Directors of the Company, ACG will (a) arrange for the processing by the Company's distributor of share purchase and redemption orders of the Funds; (b) maintain shareholders record accounts; (c) serve as dividend agent and perform all duties involving calculation of dividends and capital gains distributions, issuing of dividend and capital gains checks, authorizing payment by the custodian and maintaining dividend payment records; (d) prepare and mail to shareholders periodic account statements, federal tax information and daily confirmations of transactions in Fund shares; (e) issue share certificates upon request by shareholders; and (f) respond to telephone and mail inquiries concerning the status of shareholder accounts.

2a. Lending of Portfolio Securities

     The various Funds of the Company may lend portfolio securities, from time to time, provided that (a) loans may only be made to financial institutions (including, but not limited to, banks, thrift institutions, insurance companies and broker-dealers), (b) loans will be continuously secured by collateral consisting of cash or U.S. government securities having a market value at least equal to the market value of the loaned portfolio securities, (c) any lending Fund will have the right to call its loan and obtain the return of the loaned securities at any time, (d) all loans will be made only to borrowing counterparties that the Adviser determines to be creditworthy and in good standing, and (e) the total market value of all securities loaned by any Fund will not exceed 1/3 (one third) of the value of the total assets of that Fund at the time of the loan.

     The President and Vice President of the Company may execute and deliver a Securities Lending Management Agreement with any reputable securities lending firm for providing lending management services and carrying out loans of portfolio securities on behalf of each of the Company's Funds.
In addition, officers of the Company, subject to approval of the Board of Directors may execute and deliver all such agreements, certificates, notices and documents, including (but not limited to) an operating agreement and any related subscription agreements and investor questionnaires necessary or appropriate to carry out the intentions of the Board.

3.   Records

     In compliance with the requirements of Rule 31a-3 under the 1940 Act, ACG agrees that all records which it maintains for the Funds are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. ACG further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

4.   Expenses; Expense Reimbursement

     ACG will be reimbursed for all expenses in connection with the performance of its services under this Agreement except as otherwise provided herein. These costs include personnel salaries to provide Transfer Agent functions, shareholder reporting costs, cost of subscriptions to stock exchange data, bond pricing data and net asset value ("NAV") software. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of

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officers and directors who are not officers, directors, shareholders or employees of ACG, or the Company's distributor for the Funds, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of the custodians, certain insurance premiums, outside auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current Fund shareholders, costs of shareholders' reports and corporate meetings and any extraordinary expenses will be borne by the Funds.

     If in any fiscal year any Fund's aggregate expenses (as defined under the securities regulations of any state having jurisdiction over the fund) exceed the expense limitations of any such state, ACG will reimburse such fund for a portion of its payments under an allocation method that would call for the Company's Investment Adviser to share equally with ACG the dollar amount of the reimbursement (not to exceed the total amount of the expense reimbursement previously made by the Funds to ACG in that fiscal year). Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

5.   Proprietary and Confidential Information

     ACG agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Funds and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where
ACG may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Company.

6.   Limitation of Liability

     ACG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee or agent of ACG, who may be or become an officer, director, employee or agent of the Company, shall be deemed when rendering services to the Company or acting on any business of the Company (other than services or business in connection with ACG's duties as administrator hereunder) to be rendering such services to or acting solely for the Company and not as an officer, partner, employee or agent or one under the control or direction of ACG even though paid by it.

7.   Term

     This Agreement shall become effective October 26, 2007 and, unless sooner terminated as provided herein, shall continue until July 31, 2008 and thereafter shall continue automatically with respect to each Fund for successive annual periods ending on July 31st of each year, provided such continuance is specifically approved at least annually (i) by the Company's

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Board of Directors or (ii) by a vote of the majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by the majority of the Company's directors who are not interested persons (as defined in the 1940
Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, by the Company's Board of Directors, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of a Fund, with respect to that Fund, or by ACG, on not less than 60 days' written notice. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). This Agreement shall be governed by Michigan law.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.



                                          Very truly yours,

                                          ADVANCE CAPITAL I, INC.

                                          By:
                                             ---------------------------
                                             Robert J. Cappelli

                                             Its:  President

Accepted:

ADVANCE CAPITAL GROUP, INC.

By:
    ------------------------------
     Julie A. Katynski

     Its:  Vice President